As filed with the Securities and Exchange Commission on July 1, 2009.

Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2314475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of Principal Executive Offices)	(Zip Code)

Rockwell Collins Retirement Savings Plan
Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees
(Full titles of the plans)

Gary R. Chadick, Esq.
Senior Vice President, General Counsel and Secretary
Rockwell Collins, Inc.
400 Collins Road NE
Cedar Rapids, Iowa  52498
(Name and address of agent for service of process)

(319) 295-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer☑ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☐

(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.01 per share (including the associated Preferred Share Purchase Rights)	8,500,000 shares	$41.76	$354,960,000	$25,308.65

(1)
The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this registration statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such additional number of shares of Common Stock as may become issuable as a result of any stock splits, stock dividends or similar transactions.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Common Stock for New York Stock Exchange-Composite Transactions on June 26, 2009.

Pursuant to Rule 429 under the Securities Act, the prospectus that is part of this registration statement will be used in connection with the offer and sale of Common Stock and an indeterminate amount of interests under the plans previously registered under the Registrant’s Registration Statements on Form S-8 (Registration No. 333-63100 and 333-102047).

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement hereby incorporates by reference the contents of (1) the Registration Statement on Form S-8 (Registration No. 333-63100) filed by Rockwell Collins, Inc. (formerly named New Rockwell Collins, Inc.) (the “Company”) on June 15, 2001, relating to the Rockwell Collins Retirement Savings Plan for Salaried Employees (the “Salaried Savings Plan”) and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees (the “Savings Plan for Bargaining Unit Employees”) and (2) the Registration Statement on Form S-8 (Registration No. 333-102047) filed by the Company on December 20, 2002 relating to the Salaried Savings Plan, except in each case as expressly modified herein.  On December 31, 2004, the Rockwell Collins Retirement Savings Plan for Hourly Employees was merged into the Salaried Savings Plan, which following the merger  and was renamed the Rockwell Collins Retirement Savings Plan (the “Savings Plan” and, together with Savings Plan for Bargaining Unit Employees, collectively the “Plans”).

On June 26, 2009, the Board of Directors of the Company authorized the registration under the Securities Act of an additional 8,000,000 shares of Common Stock, par value $0.01 per share, of the Company (including the associated preferred share purchase rights, the “Common Stock”) to be offered pursuant to the Savings Plan and an additional 500,000 shares of Common Stock to be offered pursuant to the Savings Plan for Bargaining Unit Employees.  This registration statement registers such 8,500,000 additional shares of Common Stock and an indeterminate amount of interests to be offered or sold pursuant to the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(a)	Annual Reports on Form 11-K of the Plans for the year ended December 31, 2008;

(b)	Annual Report on Form 10-K of the Company for the year ended September 30, 2008;

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 30, 2008; and

(c)
The description of Common Stock contained in Item 11 of the Company's Registration Statement on Form 10, as amended (File No. 001-16445), filed with the Commission pursuant to Section 12(b) of the Exchange Act.

All documents subsequently filed by the Company and the Plans, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 5.  Interests of Named Experts and Counsel.

Gary R. Chadick, Esq., who has given his opinion about certain legal matters affecting the shares of Common Stock covered by this Registration Statement, is Senior Vice President, General Counsel and Secretary of the Company.

Item 6.  Indemnification of Directors and Officers.

The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations.  The Company’s restated certificate of incorporation provides that the Company’s directors are not liable to the Company or the shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock, or (iv) for any transaction from which a director derived an improper personal benefit.

The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to limitations. The Company’s amended by-laws and the appendix thereto provide for the indemnification of directors, officers, employees and agents to the extent permitted by Delaware law. The Company’s directors and officers also are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

In addition, the Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

Item 8.  Exhibits.

4.1
Restated Certificate of Incorporation of the Company, as amended, filed as
Exhibit 3-a-1 to the Company's Annual Report on Form 10-K for fiscal year ended September 30, 2001, is incorporated herein by reference.

4.2
Certificate of Merger effecting name change of the Company from "New Rockwell Collins, Inc." to "Rockwell Collins, Inc.", filed as Exhibit 3-a-2 to the Company's Annual Report on Form 10-K for fiscal year ended September 30, 2001, is incorporated herein by reference.

4.3	Amended By-Laws of the Company, filed as Exhibit 3-b-1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, are incorporated herein by reference.

4.4	Specimen certificate for the Company's Common Stock, filed as Exhibit 4.1 to the Company's Registration Statement on Form 10, as amended (File No. 001-16445), is incorporated herein by reference.

4.5
Rights Agreement dated as of June 28, 2001 by and between the Company and Mellon Investor Services LLC, as Rights Agent, filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 11, 2001, is incorporated herein by reference.

4.6	Rockwell Collins Retirement Savings Plan, as amended and restated effective January 1, 2008.

4.7	Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees, filed as Exhibit 4.7 to the Company’s Registration Statement on Form S-8 dated June 15, 2001, is incorporated herein.

4.8	2008 Amendments to Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees.

5.1
Opinion of Gary R. Chadick, Esq., Senior Vice President, General Counsel and Secretary of the Company, as to the legality of any newly issued shares of Common Stock covered by this registration statement.

5.2
Determination Letter from the Internal Revenue Service with respect to the qualification of the Rockwell Collins Retirement Savings Plan under Section 401 of the Internal Revenue Code, filed as Exhibit 5.2 to the Company’s Registration Statement on Form S-8 dated December 20, 2002, is incorporated herein by reference.

5.3
Determination Letter from the Internal Revenue Service with respect to the qualification of the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees under Section 401 of the Internal Revenue Code.

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of Gary R. Chadick, Esq., contained in his opinion filed as Exhibit 5.1 to this registration statement.

23.3	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on the 1st day of July, 2009.

ROCKWELL COLLINS, INC.

By	/s/ Gary R. Chadick
(Gary R. Chadick, Senior Vice President,
General Counsel and Secretary)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 1st day of July, 2009 by the following persons in the capacities indicated:

Signature	Title

/s/ Clayton M. Jones	Chairman of the Board,
Clayton M. Jones	President and Chief Executive Officer (principal executive officer) and Director

Donald R. Beall*	Director

Anthony J. Carbone*	Director

Mark Donegan*	Director

Ralph E. Eberhart*	Director

David Lilley*	Director

Andrew J. Policano*	Director

Cheryl L. Shavers *	Director

/s/ Patrick E. Allen	Senior Vice President and Chief Financial Officer
Patrick E. Allen	(principal financial officer)

/s/ Marsha A. Schulte	Vice President Finance and Controller
Marsha A. Schulte	(principal accounting officer)

*By	/s/ Gary R. Chadick
(Gary R. Chadick, Attorney-in-fact)**

**By authority of the powers of attorney filed as Exhibit 24 to this registration statement.

THE SAVINGS PLANS.  Pursuant to the requirements of the Securities Act of 1933, the Rockwell Collins Retirement Savings Plan and Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cypress, State of California, on the 1st day of July, 2009.

ROCKWELL COLLINS RETIREMENT
SAVINGS PLAN

By	/s/ Samuel E. Wood III
(Samuel E. Wood III, Plan Administrator)

ROCKWELL COLLINS RETIREMENT
SAVINGS PLAN FOR BARGAINING UNIT
EMPLOYEES

By	/s/ Samuel E. Wood III
(Samuel E. Wood III, Plan Administrator)

EXHIBIT INDEX

4.6	Rockwell Collins Retirement Savings Plan, as amended and restated effective January 1, 2008.

4.8	2008 Amendments to Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees.

5.1
Opinion of Gary R. Chadick, Esq., Senior Vice President, General Counsel and Secretary of the Company, as to the legality of any newly issued shares of Common Stock of the Company covered by this registration statement.

5.3
Determination Letter from the Internal Revenue Service with respect to the qualification of the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees under Section 401 of the Internal Revenue Code.

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of Gary R. Chadick, Esq., contained in his opinion filed as Exhibit 5.1 to this registration statement.

23.3	Consent of Chadbourne & Parke LLP.

24	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors of the Company.